Exhibit 10.1

PURCHASE AGREEMENT

by and between

TEGRA READING MEDICAL ASSOCIATES, LLC

a Delaware limited liability company

as Seller,

and

HCII-2752 CENTURY BOULEVARD PA, LP,

a Delaware limited partnership

as Purchaser

Property:	2752 Century Boulevard Wyomissing, Pennsylvania 19610

Date:	April 24, 2015

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between TEGRA READING MEDICAL ASSOCIATES, LLC, a Delaware limited liability company (“Seller”), whose principal place of business is located at 2752 Century Boulevard, Wyomissing, Pennsylvania 19610 and HCII-2752 CENTURY BOULEVARD PA, LP, a Delaware limited partnership (“Purchaser”), whose principal place of business is located at 4890 W. Kennedy Boulevard, Suite 650, Tampa, Florida 33609 (“Purchaser”), whose principal place of business is located at 4890 W. Kennedy Boulevard, Suite 650, Tampa, Florida 33609. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Contract signed by both Seller and Purchaser, as evidenced by the Title Company’s signature hereto.

ARTICLE I

PROPERTY

Section 1.01 Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

(a) That certain tract of real property located in Wyomissing, Pennsylvania, more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including without limitation that certain 33,217 rentable square foot surgical hospital (the “Hospital”) and all equipment and amenities, together with all of Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) All of Seller’s interest in all leases covering all or any portion of the Real Property and/or the Improvements (collectively, the “Leases”), all security deposits, prepaid rents and similar items attributable to periods after Closing, any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under any lease for all or any portion of the Real Property and/or the Improvements, and all of Seller’s right, title and interest in all contract rights approved by Purchaser and all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) All of Seller’s right, title and interest in all equipment, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, tenant lease files, leasing records, tenant credit reports, keys, surveys, plans and specifications (whether in cad, electronic or other format), affixed or relating to the Improvements (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the “Purchase Price”) is an amount equal to (i) TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00). The Purchase Price will be paid by Purchaser to Seller at the Closing (as hereinafter defined) in cash or immediately available wire transfer funds.

Section 2.02 Earnest Money. Purchaser will, within three (3) business days after the Effective Date, deposit the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) as the initial earnest money hereunder (the “Initial Deposit”), with First American Title Insurance Company whose address is 3031 North Rocky Point Drive West, Suite 550, Tampa, Florida 33607, Attention: Ken Rossburg, Email: krossburg@firstam.com (the “Title Company”). In the event that Purchaser has notified Seller in writing of Purchaser’s election to not terminate the Contract as set forth in Section 4.01 below prior to the expiration of the Review Period, Purchaser shall, on or before 5:00 p.m. Tampa, Florida time on the second business day following the expiration of the Review Period, deposit the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) as an additional earnest money hereunder (the “Additional Deposit”), with the Title Company. As used herein, the term “Earnest Money Deposit” means the Initial Deposit and the Additional Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of cash, certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser and Seller, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the cash portion of the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, as directed by Purchaser and Seller to the Title Company

ARTICLE III

REVIEW ITEMS

Section 3.01 Survey. Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser a copy of Seller’s most recent survey of the Property. Purchaser, at Purchaser’s sole cost and expense, shall have the right to obtain a new or recertified survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located and approved by Purchaser.

Section 3.02 Title Review Items. Purchaser, at Purchaser’s sole cost and expense, shall promptly after the Effective Date order an ALTA form commitment for title insurance (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Real Property and the Improvements. Within five (5) days after receipt of the Title Commitment and the Survey, but in no event later than twenty (20) days after the Effective Date, Purchaser shall deliver copies of the same to Seller and notification to Seller of any objections to the title to the Property, including, without limitation, any matters that may appear from the Survey. Seller agrees to remove all liens or encumbrances that evidence an obligation to pay a specific sum of money on or before the date of the Closing. Within three (3) business days after Seller’s receipt of Purchaser’s notice of objections, Seller shall by written notice to Purchaser state whether or not Seller can or will correct any other objections to title specified in Purchaser’s notice of objections on or before the Closing. If Seller elects not to correct any such non-monetary objections on or before the Closing, Purchaser shall, by written notice to Seller delivered within five (5) days after Seller’s notice, either (i) terminate this Agreement, in which event the Earnest Money Deposit shall be promptly paid to Purchaser and neither party shall have any further rights, interests, or obligations hereunder, except for such rights, interests or obligations which, by the express terms of this Agreement, survive the termination hereof, or (ii) waive such objections and accept such title as Seller can convey without abatement of the Purchase Price. Any encumbrances, easements, restrictions and/or covenants of record and matters revealed by the Title Commitment and the Survey to which Purchaser does not object or with respect to which Purchaser has objected and subsequently waives its objection shall constitute “Permitted Encumbrances”, and shall be included in the Permitted Exceptions specified in Section 5.01 below.

Section 3.03 Other Review Items. To the extent not previously delivered, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract, to the extent in Seller’s possession.

Section 3.04 Inspection. Purchaser shall be entitled, on days and at times approved by a representative of Seller or Surgical Institute of Reading, L.P., the tenant that occupies the entire Property (the “Tenant”), to conduct on-site inspections of the Property and physical inspections and tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property other than those portions of the Improvements that contain patient records or information or, that at the time of the inspection are occupied by patients, to interview representatives of the Tenant and to inspect and audit all of Seller’s books and records relating to the Property other than those constituting any type of patient information or data; provided, however, Purchaser agrees not to unreasonably interfere with Seller’s operations or cause any damage to the Property. Seller hereby directs the manager of the Property to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Seller from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses to personal property or personal injury to the extent directly attributable to any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify Seller shall survive the Closing and any termination of this Contract. At all times until the Closing or termination of this Agreement, Purchaser shall maintain a policy of commercial general liability insurance, insuring on an occurrence basis activities on or about any part of the Property by Purchaser and its managers, members, employees, agents and representatives, including contractual liability insurance covering Purchaser’s indemnification obligations hereunder, with a minimum single limit of Two Million Dollars ($2,000,000), carried under a policy issued by a financially responsible insurance company authorized to do business in the Commonwealth of Pennsylvania, naming Seller and the Tenant as additional insureds. Purchaser shall supply to Seller a certificate of insurance evidencing the insurance coverage required hereunder prior to entering onto or occupying any portion of the Property.

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchaser has from the Effective Date until 5:00 p.m., Tampa, Florida time, on the thirtieth (30th) day following the later of (a) the date Purchaser receives the documents required to be delivered to Purchaser under Article III; or (b) the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate, including, but not limited to obtaining appraisals, surveys, engineering, work and a Phase I Environmental Audit and a Phase II Environmental Audit. Purchaser shall confirm the date of its receipt of all documents referred to in clause (a) above by written notice to Seller within two (2) business days after receipt.

Section 4.02 Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser fails, for any or no reason, to deliver Seller written notice (the “Waiver Notice”) unconditionally waiving this termination right on or before the end of the Review Period, this Contract shall be deemed automatically terminated. Purchaser’s failure to deliver the Waiver Notice on or before the expiration of the Review Period shall be deemed Purchaser’s election to terminate this Contract under this Section 4.02.

Section 4.03 Termination. If this Contract has been terminated in accordance with, and subject to the terms of this Article IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder and the Earnest Money Deposit shall be refunded fully and promptly to Purchaser. Seller expressly acknowledges and agrees that, if Purchaser requests the Title Company to return the Earnest Money Deposit as a result of Purchaser’s election to terminate this Contract under Section 4.02, then the Title Company shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Title Company may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller. Purchaser will promptly return to Seller any due diligence materials delivered by Seller.

Section 4.04 Seller’s Obligation to Remove Liens. Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Contract, Seller must remove at or prior to the Closing any mortgages and mechanics and materialmen liens created, suffered or incurred by, through or under Seller against the Property.

Section 4.05 Service Contracts. Seller represents that it is not a party to any service and maintenance contracts with respect to the Property (collectively, the “Service Contracts”) and that any such contracts are in effect with the Tenant and will remain in effect after the Closing. Any management and leasing agreements to which Seller is a party must be terminated by Seller, at Seller’s sole cost, on or before the Closing Date.

Section 4.06 Sale/Leaseback of the Property. Purchaser’s agreement to purchase the Property is expressly conditioned upon and subject to Purchaser entering into a triple net lease agreement (the “Lease”) with the Tenant, in such form as approved by Purchaser and the Tenant. The parties shall use good faith efforts to negotiate the form and content of such Lease within ten (10) business days of the Effective Date. The Lease will provide and Purchaser agrees that Seller (or an affiliated entity owned by the physician members of Seller), at its option and with the Tenant’s approval, shall be entitled to construct an approximately 2,475 square foot expansion of the Hospital, consisting of five (5) patient rooms and a treatment room (the “Expansion”), under the following terms and conditions:

(i)	the Expansion will be of design, quality and architecture consistent with and equivalent to that of the Hospital and shall be constructed in accordance with all applicable laws, regulations and ordinances and plans and specifications prepared at the direction of Seller and approved by Purchaser and Tenant, such approval not to be unreasonably withheld;

(ii)	Seller’s option to construct the Expansion shall terminate if construction has not commenced within nine(9) months of the Closing or has not been completed with a Certificate of Occupancy for the Expansion issued no later than eighteen (18) months after the Closing;

(iii)	Upon commencement of vertical construction of the Expansion and payment of the Estimated Additional Purchase Price (defined below) into escrow, as specified below, and continuing until the due date for payment of the Additional Purchase Price for the Expansion, as specified below, Seller shall pay monthly ground rent to Purchaser for the Expansion area in an amount equal to (i) seven and seventeen one-hundredths percent (7.17%) of the Estimated Additional Purchase Price, divided by (ii) twelve (12), due and payable on the due dates for monthly rent under the Lease. As of the date of acquisition of a Certificate of Occupancy for the Expansion (the “Occupancy Date”), the annual rent payable under the Lease shall increase by an amount equal to the rent per square foot payable thereunder (as the same may increase pursuant to the terms of the Lease) times the number of rentable square feet of the completed Expansion.

Purchaser agrees that (i) upon acquisition of a Certificate of Occupancy for the Expansion and provided that Purchaser has received at Seller’s sole cost and expense evidence from the Title Company that there are no liens or encumbrances created by or on behalf of Seller and that all contractors and subcontractors have been paid in full for their work and have unconditionally released all liens on the Property, Purchaser shall pay to Seller or the affiliated entity that has completed construction of the Expansion an Additional Purchase Price for the Expansion equal to the number of rentable square feet of the completed Expansion times Seven Hundred Fifty-two Dollars and Sixty-three Cents ($752.63), and (ii) upon notification from Seller that vertical construction of the Expansion has commenced, it shall pay into escrow to GrayRobinson, P.A., as escrow agent an amount equal to the number of rentable square feet of the Expansion, as determined by the approved plans and specifications, times Seven Hundred Fifty-two Dollars and Sixty-three Cents ($752.63) (the “Estimated Additional Purchase Price”), to be applied to payment of the Additional Purchase Price as and when the same becomes due and payable pursuant to the foregoing provisions.

ARTICLE V

GOOD AND MARKETABLE TITLE

Section 5.01 Conveyance. At the Closing, Seller will convey good, marketable and insurable fee simple title to the Real Property and the Improvements to Purchaser by the Deed and title to the Personal Property and the Intangible Property by the Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All (i) Permitted Encumbrances as defined and specified in Section 3.02 above and (iii) any liens, rights or way or other encumbrances consented and agreed to in writing by Purchaser prior to or at the Closing.

Section 5.02 Owner Policy. At the Closing, Seller shall be required to convey title to the Property as specified in Section 5.01 above, such that Purchaser is able to obtain a standard ALTA form Owner Policy of Title Insurance (the “Owner Policy”) issued by any reputable title insurance underwriter licensed to do business in the Commonwealth of Pennsylvania in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property and the Improvements subject only to the Permitted Exceptions.

ARTICLE VI

CLOSING

Section 6.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Tampa, Florida time on the earlier of the date which is: (i) five (5) business days following receipt by Seller of Purchaser’s written notice of its intent to close following the expiration of the Review Period or (ii) thirty (30) days after the end of the Review Period (the “Closing Date”).

Section 6.02 Seller’s Obligations. At the Closing, Seller shall execute and deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

(a) That certain special warranty deed (the “Deed”) in the form attached hereto as Exhibit B and made a part hereof for all purposes.

(b) That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(c) That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(d) If requested by Purchaser, a tenant estoppel certificate (the “Tenant Estoppel Certificate”) in the form attached hereto as Exhibit E and made a part hereof for all purposes from the Tenant (the “Required Estoppel”). Seller will not be in default for failure to deliver such Required Estoppel and Purchaser’s sole recourse for such failure will be to terminate the Contract and receive the Earnest Money.

(e) In the event there is an option to purchase or a right of first refusal to purchase any portion of the Property, then Seller shall provide evidence acceptable to Purchaser and Purchaser’s Lender, confirming that such right of first refusal has been waived with respect to the transfer of equitable ownership of the Property to Purchaser and/or Purchaser’s affiliates.

(f) All landlord keys to the Property.

(g) To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, an affidavit as to debts and liens and parties in possession executed by Seller, made to Purchaser and the Title Company and in a form reasonably acceptable to the Title Company, along with a GAP Affidavit and any other items reasonably required by the Title Company.

(h) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy). An updated rent roll certified by Seller to be true, complete and correct in all material respects to the best of Seller’s actual knowledge.

(i) That certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit F and made a part hereof for all purposes.

(j) Appropriate evidence of Seller’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(k) Estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from all parties to any declarations, business park covenants or other agreements materially affecting all or any portion of the Property, each to the extent designated by Purchaser during the Review Period and in substantially the form attached hereto as Exhibit G and made a part hereof. Seller will not be in default for failure to deliver such estoppel certificates and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit.

(l) Two (2) counterparts of the Lease signed by the Tenant.

Section 6.03 Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following with respect to the Property:

(a) The Tenant Letter.

(b) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(c) Two (2) counterparts of the Lease signed by the Purchaser.

(d) Purchaser’s certification that all representations and warranties made by Purchaser under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

Section 6.04 Management Transition/Roof Warranty. From and after the date hereof, Seller will provide Purchaser with copies of all current income and expense reports concerning the Property as and when received by Seller. Seller agrees that Purchaser may contact Seller and its managing agent to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property. Seller shall use its commercially reasonable efforts to obtain at Closing the consents of the issuers of any roof warranties and all other warranties affecting the Property to the assignment of such roof warranties and other warranties at Closing from Seller to Purchaser, including by making property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents as reasonably necessary to assign any such roof warranties to Purchaser. Purchaser shall be responsible for any fees, including but not limited to, inspection fees assessed by the roof warranty issuers to give such consents, together with the cost of any repairs or replacements required by any roof warranty issuer as a condition to delivery of its consent

Section 6.05 Possession. Possession of the Property shall be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions and the Tenant’s possession and occupancy pursuant to the Lease.

Section 6.06 Due Diligence Costs. Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date.

(b) Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed.

(c) Payments under any Service Contracts, if any, which pursuant to Section 4.06 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received or errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the delivery of the Deed; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Property.

Section 7.03 Transaction Costs. Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; (b) one-half of all documentary stamp, transfer, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Deed; (c) the cost of the Owner’s Policy, title examinations and endorsements and any reinsurance; (d) one-half (1/2) of any escrow and other charges of the Title Company; and (e) the cost of the current ALTA as-built survey obtained by Purchaser. Seller shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Seller; (b) one-half (1/2) of any escrow and other charges of the Title Company; (c) one-half of all documentary stamps, transfers, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Deed; and (d) recording fees for the conveyance documents.

Section 7.04 Brokerage Commissions. Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Contract. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller represents to Purchaser that Seller has not engaged the services of any real estate broker, finder or other agent in regard to this Contract other than Brown Gibbons Lang, who shall be paid a commission by Seller pursuant to the terms of a separate agreement if the transaction contemplated by this Contract closes. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller. This provision shall survive Closing.

Section 7.05 Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deed.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01 Purchaser’s Default. If Purchaser defaults under this Contract, including the breach of any of Purchaser’s representations and warranties as of the date of the Closing, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and, upon written notification by Seller to the Title Company of termination in that event, the Title Company shall promptly pay the Earnest Money Deposit actually paid to Seller. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this

Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Contract. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02 Seller’s Default. If Seller defaults under this Contract, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Contract upon written notice to Seller and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract. Purchaser has no right, except as provided below, to seek damages against Seller. In addition, if Purchaser’s remedy of specific performance is not available to Purchaser because of the intentional and wrongful acts of Seller by conveying the Property to a third party prior to the Closing Date (“Wrongful Sale”) or Seller wrongfully obtains a new mortgage loan on the Property after the Effective Date or fails to satisfy its existing mortgage (collectively, the “Wrongful Mortgage”), then to the extent the Purchaser is unable to get specific performance (as a result of the Wrongful Sale or Wrongful Mortgage), then the Purchaser would be entitled to the return of its Earnest Money Deposit together with the agreed upon liquidated damages of equal to Net Consideration received by the Seller for Wrongful Sale of the Property or Wrongful Mortgage of the Property to such third party. The term “Net Consideration” shall mean the purchase price or mortgaged proceeds actually received by Seller for the sale of the Property to a third party prior to the Closing Date net of any and all closing expenses incurred by Seller in connection with the sale in excess of the Purchase Price. The amount of the Earnest Money Deposit so refunded under this Section 8.02 shall not act as an offset to any damages actually suffered by the Purchaser due to Seller’s default under this Contract. After the Closing, Purchaser may seek damages against Seller for any breach of the Seller’s Representations set for in Section 9.01 below.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchaser except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited liability company under the laws of the State of Delaware and is authorized to conduct business in the Commonwealth of Pennsylvania. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b) Seller has received no written notice of any (and, to Seller’s knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever. All references in this Agreement to “Seller’s knowledge” or similar references shall mean only the actual personal knowledge of the members of the Board of Managers of SIR Real Estate Group, LLC, the sole member and manager of Seller. The members of the Board of Managers of SIR Real Estate Group, LLC are: Kevin M. Terefenko who is the Chairman, John V. LaManna who is the Vice Chairman and Jeremy Tasset who is the Secretary/Treasurer.

(c) Seller has not received any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

(d) Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, there are no outstanding claims on Seller’s insurance policies which claims relate to the Property.

(e) Seller has delivered to Purchaser a true and complete copy of its current lease agreement with the Tenant (the “Tenant Lease”). To Seller’s knowledge, no material default or breach exists on the part of any the Tenant under the Tenant Lease. Seller as landlord has fully completed all construction obligations and all tenant improvements specified in the Tenant Lease to be the responsibility of the landlord thereunder and has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under the Lease, nor, to Seller’s knowledge, does there exist any default or breach on the part of Seller as landlord thereunder. The Tenant Lease does not grant the Tenant any right to purchase all or any portion of the Property. Except as set forth in the Disclosure Schedule, there are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of the Lease. There are no pending contracts other than this Agreement for the sale of all or any portion of the Property.

(f) Except as disclosed to Purchaser, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property. Seller has delivered, or will promptly after the Effective Date deliver, to Purchaser true, complete and correct copies of all Service Contracts.

(g) Seller has not received any written notice concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(h) Seller does not employ any persons at the Property.

(i) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

Section 9.02 Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of its organization, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

Section 9.03 Sale As-is/Disclaimers. Purchaser acknowledges and agrees that, except as otherwise expressly stated in this Agreement or the documents delivered at the Closing, Seller has not made, and Seller hereby specifically disclaims, any warranty, guaranty or representation, oral or written, past, present or future, of, regarding, or concerning (i) the nature and condition of the Property, including, without limitation, the water, soil and geology and the suitability thereof for any and all activities and uses that Purchaser may elect to conduct thereon, (ii) the condition, operation, functionality, working order or state of repair of the Improvements, the Personal Property or any component thereof, (iii) the presence or absence on or beneath the Property or on any other property in proximity thereto of any substance or material identified or described as a hazardous substance, hazardous or toxic pollutant, hazardous waste or with similar designation under any local, state or federal law, statute, rule or regulation pertaining to environmental regulation, contamination, remediation or disclosure (a “Hazardous

Material), and (iv) the compliance of the Property or its operation with any laws, ordinances, orders, rules or regulations or any governmental or other body. Purchaser acknowledges that having been given the opportunity to inspect the Property and conduct its investigation as specified in this Agreement, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller, except for any information provided in this Agreement or in the documents delivered at the Closing. Purchaser further acknowledges and agrees that, except as provided in this Agreement or the documents to be delivered at Closing, any information provided and to be provided by Seller with respect to the Property was obtained from a variety of sources and Seller (i) has not made any independent investigation or verification of such information, and (ii) makes no representations or warranties as to the accuracy or completeness of such information. Purchaser hereby expressly acknowledges and agrees that the sale of the Property is made by Seller on an “as is, where is and with all faults” basis.

Section 9.04 Operating Covenants. Seller agrees to operate and maintain the Property or cause the Tenant to operate and maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(b) Enter into any new lease or amend, modify, supplement or terminate the existing lease with the Tenant.

(c) Fail to maintain its current insurance covering Seller’s interest in the Property or advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Property.

(d) Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05 Conditions Precedent. Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) All of Seller’s representations and warranties are true and correct in all material respects.

(b) Seller has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(c) Seller has made all deliveries required of it under Section 6.02.

(d) There has been no material adverse change in the matters reflected in the Title Commitment, the Survey, the rent roll, and any environmental reports obtained by Purchaser since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser.

Notwithstanding the generality of the foregoing, Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent, or terminate this Contract, in any such event by written notice to Seller. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, the Earnest Money Deposit shall be immediately returned to Purchaser.

Section 9.06 Post Closing Claim. If: (i) within one (1) year after the Closing Date, Purchaser makes a claim against Seller with regard to a representation or warranty which expressly survives Closing, and (ii) Purchaser obtains a final and non-appealable judgment against Seller upon such claim which remains unpaid for a period of thirty (30) days, then Seller agrees that Purchaser shall have the right to trace the Purchase Price to the extent necessary to satisfy such claim. Seller represents to Purchaser that Seller has (or will prior to distribution of any such disposition proceeds) provide written notice to Seller’s partners, shareholders and members (and, if such partners, shareholders and members are entities whose sole material asset is their respective interest in Seller, their respective members, partners and affiliates) of this tracing provision. Seller acknowledges and agrees that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Contract. Purchaser agrees that it shall not have the right of tracing specified in this Section 9.06 for any claims based upon Seller’s representations or warranties made after the date occurring one (1) year after the Closing Date.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Purchaser and Seller as listed below. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service, or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:

HCII-2752 Century Boulevard PA, LP

a Delaware limited liability company

4890 W. Kennedy Blvd.

Suite 650

Tampa, FL 33609

Attention: Lisa Collado

Telephone: (813) 316-4244

Facsimile: (813) 287-0397

Email: lcollado@cvreit.com

With a copy to:

GrayRobinson, P.A.

401 E. Jackson Street, Suite 2700

Tampa, Florida 33602

Attention: Stephen L. Kussner, Esquire

Telephone: (813) 273-5296

Facsimile: (813) 273-5145

Email: stephen.kussner@gray-robinson.com

If to Seller:

Tegra Reading Medical Associates, LLC

c/o Arthritis and Joint Replacement Center of Reading

2758 Century Boulevard, Suite 2

Wyomissing, PA 19610

Attention: Kevin M. Terefenko, M.D.

Telephone: 610-376-5646

Facsimile: 610-376-8546

Email: kmterefenko@comcast.net

With a copies to:	Nueterra 11221 Roe Avenue, Suite 300 Leawood, KS 66211 Attention: Jeremy Tasset Telephone: 913-647-6441 Facsimile: 913-647-6841 Email: jtasset@nueterra.com

And

Barley Snyder, LLP 50 North 5th Street P.O. Box 942 Reading, PA 19603-0942 Attention: Gregory R. Young, Esquire Telephone: 610-898-7151 Facsimile: 610-376-5243 Email: gyoung@barley.com

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article IV may be sent by facsimile and will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Purchaser’s or Seller’s counsel may deliver any notice required or otherwise permitted to be given by their respective clients hereunder with the same effect as if given directly by such clients.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage. In the event of “minor” loss or damage [being defined for the purpose of this Contract as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $250,000 and which would not permit any tenant to terminate the Lease, neither Seller nor Purchaser shall have the right to terminate this Contract as to the Property due to such damage but Seller shall, at Seller’s option as expressed to Purchaser in writing, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage and in either such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property. If Seller elects to repair and restore the damaged portion of the Property, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Closing Date if reasonably possible. If it is not reasonably possible to complete such repairs prior to the Closing Date, the parties will nonetheless proceed to the Closing, but Seller must give Purchaser a credit equal to the remaining cost to complete such repairs.

Section 11.02 Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller, in which event Seller and Purchaser shall thereupon be released from any and all liability hereunder. If Purchaser elects not to terminate this Contract, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property, and Purchaser shall receive a credit against the Purchase Price in an amount equal to (i) the total cost of restoration or repair of the damage, based upon a detailed estimate or a fixed contract price from a reputable construction company mutually agreeable to the parties, minus (ii) the amount of insurance proceeds to be made available to fund such costs, as certified by Seller’s insurance carrier.

Section 11.03 Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller and Seller and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words

“include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.07 Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 SEC S-X 3-14 Audit. Seller acknowledges that Purchaser is, or may elect to assign all of its right, title and interest in and to the Contract to a company that is subject to the requirements of the Exchange Act and/or the Securities Act (a “Registered Company”) promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser is a Registered Company or Purchaser’s assignee under the Contract is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission (“SEC”) required under SEC Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to previous fiscal years for the Property and/or the tenant and subtenant. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to, and shall, provide Purchaser and the Registered Company with financial information regarding the Property and/or the tenant and any subtenant for the years requested by Purchaser, the Registered Company, and/or Purchaser’s or the Registered Company’s auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property and/or the tenant and subtenant

(“SEC Filing Information”). Seller shall deliver the SEC Filing Information requested by Purchaser, the Registered Company and/or Purchaser’s or the Registered Company’s auditors prior to the expiration of the Review Period, and Seller agrees to cooperate with Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors regarding any inquiries by Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to Closing in form and substance requested by Purchaser’s or the Registered Company’s auditors (“SEC Filings Letter”). A sample SEC Filings Letter is attached to the Contract as Exhibit I; however, Purchaser’s and/or the Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Seller’s obligations under this Section 12.10 shall survive the Closing and not be merged therein.

Section 12.11 Assignment. Purchaser shall have the right to assign all or any portion of its rights and obligations under this Contract to (i) any entity resulting from a merger or consolidation with Purchaser or any organization purchasing substantially all of Purchaser’s assets, (ii) any entity succeeding to substantially all of the business and assets of Purchaser, (iii) any subsidiary, affiliate or parent of Purchaser, (iv) any entity controlling, controlled by or under common control with Purchaser or (v) any entity resulting from the reorganization of Purchaser outside of a bankruptcy reorganization. In such event, Purchaser shall notify Seller of such transfer. For purposes of this Contract, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership or voting securities, by contract, or otherwise. Except as set forth above in this Section 12.11, Purchaser shall have no right to assign this Contract or any of Purchaser’s rights or obligations hereunder without the prior written consent of Seller. No assignment of this Contract by Purchaser shall relieve the entity named as Purchaser herein from its obligations hereunder. Purchaser acknowledges and agrees that, if it assigns its interest in this Contract pursuant to any of the provisions contained in this Contract, it shall be solely responsible for the payment of all Pennsylvania real estate transfer tax due or imposed upon either of the parties with respect to such assignment and Purchaser hereby agrees to indemnify Seller and hold Seller and its successors and assigns harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) that they shall ever suffer, incur or pay as a result of real estate transfer tax due with respect to any such assignment.

Section 12.12 Independent Contract Consideration. Within ten (10) business days after the Effective Date, Purchaser shall deliver to Seller a check in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is nonrefundable in all events.

Section 12.13 Survival of Covenants. The covenants of the parties and the terms of this Agreement which by their terms are intended to continue in effect after the termination of this Agreement or the Closing, including, without limitation, those contained in Sections 3.04, 4.06, 9.03, 9.06 and 12.11, shall survive, as applicable, the termination of this Agreement or the Closing.

[SEE SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

WITNESSES:

PURCHASER:

HCII-2752 CENTURY BOULEVARD PA, LP, a Delaware limited partnership

By: HCII-2752 CENTURY BOULEVARD, LLC,

a Delaware limited liability company, its sole general partner

By: CARTER VALIDUS OPERATING PARTNERSHIP II, LP, a Delaware limited partnership, its sole member

By: CARTER VALIDUS MISSION CRITICAL REIT II, INC.,

/s/ Anatalia Sanchez	a Maryland corporation, its general partner
Print Name: Anatalia Sanchez
	By:	/s/ John E. Carter
/s/ Patrice Wolfe		John E. Carter,
Print Name: Patrice Wolfe		Chief Executive Officer

SELLER: Tegra Reading Medical Associates, LLC By its sole manager: SIR Real Estate Group, LLC

/s/ Eowyn Gillich
Print Name: Eowyn Gillich
	By:	/s/ Kevin M. Terefenko
/s/ Tara Rupert	Print Name: Kevin M. Terefenko
Print Name: Tara Rupert	Title:

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser. The Title Company acknowledges that any demand made by Purchaser for the return of the Earnest Money Deposit received on or before the last day of the Review Period need not be joined in by Seller in order to be effective.

Date: April 24, 2015.

First American Title Insurance Company

By:	/s/ Kenneth Rossburg
Name:	Kenneth Rossburg
Title:	SRVP NCS

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

TENANT INFORMATION

1.	Rent Roll – Rent roll including square footage, lease term, base rent and scheduled rent escalations.

2.	Lease Documents – All leases, lease addendum, lease amendments, subleases, commencement verification letters, and any other letter agreements related thereto.

3.	Recent Leasing Activity – Copies of any and all proposals or letters of intent submitted to or received from existing or prospective tenants within the past six months.

4.	Tenant Financial Statements, if any

OPERATING INFORMATION

5.	Historical Operating Statements – Three (3) years historical operating statements. Current YTD monthly operating statements.

6.	Operating Budget – Current year’s operating and capital budget(s).

7.	Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Purchaser at closing.

8.	Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

9.	Property Condition Reports – All third party reports in Seller’s possession accessing the physical and structural condition of the Property and Property components including, without limitation: Soils, Engineering, Structural, Seismographic, Geotechnical, Mechanical, Roof, Environmental, Fire/Life/Safety, Air Quality Investigations; and ADA reports.

10.	Survey – Most recent property survey, including, but not limited to, an ALTA/ACSM property survey, which must be recertified to Purchaser and the Title Company, at Purchaser’s sole cost and expense, and which must not be more than thirty (30) days old.

Schedule 3.03 - 1

11.	Building Plans – Comprehensive set of “As-Built” plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

12.	Active T.I. Plans – Comprehensive set of plans, specifications, construction contracts, and agreements for all tenant improvement or other construction projects currently underway or committed to at the Property.

13.	Certificates of Occupancy – Copies of certificates of occupancy for the building shell(s) and all demised tenant spaces.

14.	Operating Permits, Licenses & Certifications – Copies of all licenses, permits, certifications, and other authorizations required for onsite operations including, without limitation, Sprinkler Certification(s), Fire Alarm Certification(s), Elevator Permits, Boiler Permit(s), Generator Permit(s), Infra-red Electrical Test(s), Fire Pump Permit(s), UST Permit(s), Back-Flow Certification(s); Swing Stage License(s), etc.

15.	HVAC Maintenance Logs – Two (2) years historical periodic HVAC maintenance reports, including comprehensive inventory of all mechanical systems units stating manufacturer, make/model, capacity, age, condition, and estimated remaining useful life.

16.	Warranties & Guaranties – All active warranties and guaranties for products installed and workmanship performed on the project.

17.	Personal Property – Inventory of personal property to be transferred to Purchaser pursuant to Section 1.01 of the Agreement.

18.	All zoning and land use information.

19.	All tenant and market analysis, appraisals, tax returns for Seller and the guarantor of the Lease.

MISCELLANEOUS OTHER INFORMATION

20.	Title – All Title Reports (including copies of all documents noted as exceptions to title coverage), title policies and title commitments.

21.	Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

22.	Litigation – List of all litigation pending against the Property or the Seller relating to the Property.

23.	Insurance Documents – Current certificate of property insurance and certificate of liability insurance.

Schedule 3.03 - 2

EXHIBIT A

LEGAL DESCRIPTION

ALL THAT CERTAIN lot or piece of ground in the Township of Spring, County of Berks, and Commonwealth of Pennsylvania, as shown on the plan of “Spring Ridge West,” recorded in Plan Book Volume 275, page 38, Berks County Records, and being more fully bounded and described as follows, to wit:

BEGINNING at a point on the Western side of the cul-de-sac of Century Boulevard, said point also being a corner in common with Lot #5 as shown on said plan; thence along said lot the two following courses and distances, viz: 1). North 41 degrees 44 minutes 00 seconds West, 295.05 feet; 2). North 12 degrees 45 minutes 22 seconds East, 331.96 feet to a point in line of lands now or late of the “Corporate Campus at Spring Ridge”, recorded in Plan Book Volume 224, page 9, Berks County Records; thence along the same along the arc of a 530.00 foot radius curve to the left having a central angle of 27 degrees 57 minutes 04 seconds, and an arc length of 258.55 feet to a point a corner in common with Detention Basin 2 as shown on the herein described plan; thence along the same the two following courses and distances, viz: 1). South 31 degrees 24 minutes 43 seconds East, 203.19 feet; 2). North 81 degrees 13 minutes 06 seconds East, 81.88 feet to a point a corner of Lot 1 as shown on the herein described plan; thence along the same South 17 degrees 09 minutes 27 seconds East, 226.45 feet to a point on the Western side of Century Boulevard, aforesaid; thence along the same the four following courses and distances, viz: 1). along the arc of a 531.00 foot radius curve to the left having a central angle of 15 degrees 42 minutes 32 seconds, and an arc length of 145.58 feet to a point; 2). South 57 degrees 08 minutes 01 second West, 188.44 feet to a point; 3). along the arc of a 30.00 radius curve to the right having a central angle of 52 degrees 24 minutes 38 seconds, and an arc length of 27.44 feet to a point; 4). along the arc of a 70.00 foot radius curve to the left having a central angle of 61 degrees 16 minutes 39 seconds, and an arc length of 74.86 feet to the point and place of Beginning.

BEING Lots #2, #3, and #4 as shown on said plan.

BEING KNOWN AS TAX PARCEL NUMBER: 4397-05-08-8391.

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EXHIBIT B

SPECIAL WARRANTY DEED

[To be conformed to the laws of where the Property is located.]

This instrument prepared by or under the supervision of

(and after recording should be returned to):

Name:	, Esquire
Address:

(Space Reserved for Clerk of Court)

Parcel	I.D. No.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made and entered into as of the             day of                         , 20        by                                     , a                                                  (“Grantor”), whose mailing address is                             ,                         ,                     ,                 , to                 , a             (“Grantee”), whose taxpayer identification number is                     and whose mailing address is                                 . Wherever used herein, the terms “Grantor” and “Grantee” shall include all of the parties to this instrument and their successors and assigns.

W I T N E S S E T H:

GRANTOR, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained and sold, and by these presents does hereby grant, bargain and sell to Grantee and Grantee’s heirs, successors and assigns forever, the following described land situate and being in             County,             (the “Property”), to wit:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

TOGETHER WITH all the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

THIS CONVEYANCE is subject to those matters set forth on Exhibit “B” attached hereto and made a part hereof.

TO HAVE and to hold the same in fee simple forever.

GRANTOR hereby covenants with Grantee that it is lawfully seized of the Property in fee simple, that it has good right and lawful authority to sell and convey the Property, that it hereby fully warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor, but no others.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

WITNESSES:	, a

By:
Print Name:	Print Name:
Title:
Print Name:		[CORPORATE SEAL]

Address:

STATE OF	)
) ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this             day of                     , 20        by                        , as                     of                     corporation, on behalf of the corporation. They/he/she are/is personally known to me or produced                     as identification.

[Notarial Seal]	Notary Public, State of Print Name: My Commission Expires:

EXHIBIT A

To Special Warranty Deed

PROPERTY DESCRIPTION

ALL THAT CERTAIN lot or piece of ground in the Township of Spring, County of Berks, and Commonwealth of Pennsylvania, as shown on the plan of “Spring Ridge West,” recorded in Plan Book Volume 275, page 38, Berks County Records, and being more fully bounded and described as follows, to wit:

BEGINNING at a point on the Western side of the cul-de-sac of Century Boulevard, said point also being a corner in common with Lot #5 as shown on said plan; thence along said lot the two following courses and distances, viz: 1). North 41 degrees 44 minutes 00 seconds West, 295.05 feet; 2). North 12 degrees 45 minutes 22 seconds East, 331.96 feet to a point in line of lands now or late of the “Corporate Campus at Spring Ridge”, recorded in Plan Book Volume 224 , page 9, Berks County Records; thence along the same along the arc of a 530.00 foot radius curve to the left having a central angle of 27 degrees 57 minutes 04 seconds, and an arc length of 258.55 feet to a point a corner in common with Detention Basin 2 as shown on the herein described plan; thence along the same the two following courses and distances, viz: 1). South 31 degrees 24 minutes 43 seconds East, 203.19 feet; 2). North 81 degrees 13 minutes 06 seconds East, 81.88 feet to a point a corner of Lot 1 as shown on the herein described plan; thence along the same South 17 degrees 09 minutes 27 seconds East, 226.45 feet to a point on the Western side of Century Boulevard, aforesaid; thence along the same the four following courses and distances, viz: 1), along the arc of a 531.00 foot radius curve to the left having a central angle of 15 degrees 42 minutes 32 seconds, and an arc length of 145.58 feet to a point; 2) South 57 degrees 08 minutes 01 second West, 188.44 feet to a point; 3), along the arc of a 30.00 radius curve to the right having a central angle of 52 degrees 24 minutes 38 seconds, and an arc length of 27.44 feet to a point; 4). along the arc of a 70.00 foot radius curve to the left having a central angle of 61 degrees 16 minutes 39 seconds, and an arc length of 74.86 feet to the point and place of Beginning.

BEING Lots #2, #3, and #4 as shown on said plan.

BEING KNOWN AS TAX PARCEL NUMBER: 4397-05-08-8391.

EXHIBIT C

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF	§
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

That concurrently with the execution and delivery hereof,                             , a                     (“Assignor”), is conveying to                     , a Delaware limited partnership (“Assignee”), by Special Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated                     , 20        , by and between Assignor and                         with respect to the conveyance of the Property.

It is the desire of Assignor hereby to assign, transfer and convey to Assignee, subject, however, to those certain matters more particularly described on Exhibit B attached to the Deed thereto and made a part thereof for all purposes (collectively, the “Permitted Encumbrances”), all Improvements, Personal Property, and Intangible Property (collectively, the “Assigned Properties”); provided, however, the Assigned Properties shall not include the property described on Exhibit A attached hereto and made a part hereof for all purposes (collectively, the “Non-Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, subject to the Permitted Encumbrances, all of the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties, together with any and all rights and appurtenance thereto in anywise belonging to Assignor unto Assignee, its successors and assigns FOREVER, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Assigned Properties, subject to the Permitted Encumbrances, unto Assignee, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise. Assignee, by its acceptance hereof, hereby assumes all obligations of Assignor arising with respect to the Assigned Properties from and after the date hereof, but not otherwise.

Assignor indemnifies Assignee from any claims applicable to the Assigned Properties with respect to the period prior to the date hereof. Assignee indemnifies Assignor from any claims applicable to the Assigned Properties with respect to the period from and after the date hereof.

C- 1

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this             day of             , 20            .

WITNESSES:	ASSIGNOR: , a

By:
Print Name:
Print Name:	Title:

Print Name:

ASSIGNEE: , a

By:
Print Name:
Print Name:	Title:

Print Name:

C - 2

EXHIBIT D

FIRPTA AFFIDAVIT

THE STATE OF	§
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                         (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                             “Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this         day of                , 20            .

TRANSFEROR:

, a

By:
Name:
Title:

D - 1

SWORN TO AND SUBSCRIBED BEFORE ME this             day of                         , 20        .

[Notarial Seal]	Notary Public, State of Print Name: My Commission Expires:

D - 2

EXHIBIT E

TENANT ESTOPPEL CERTIFICATE

TENANT:
PROJECT:

TENANT ESTOPPEL CERTIFICATE

To:	, its successors and assigns (the “Lender”) and , a (“Landlord”)

Re:	, dated , by and between Landlord and , a (“Tenant”) for the building located at and commonly referred to as “ “ (the “Project”)

Ladies and Gentlemen:

The undersigned, as tenant (“Tenant”), hereby states and declares as follows:

1.	Tenant will be the lessee under that certain lease (the “Lease”) pertaining to the Project which will be dated as of [the Closing Date].

2.	The name of the Landlord will be: , a .

3.	The Lease (as defined below) is for the Project together with the right to exclusive use of the remainder of Landlord’s property in support of Tenant’s operations in the Project (collectively, the “Property”): .

4.	The Lease contains the entire agreement of Landlord and Tenant with respect to the Property, and is in full force and effect.

5.	As of the date hereof, Tenant is occupying the Property.

6.	Tenant has accepted possession of the Property per the terms of the Lease, and all items with respect to the Property to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant, if any, under the Lease.

7.	No default or event that with the passage of time or notice would constitute a default (hereinafter collectively a “Default”) on the part of Tenant exists under the Lease or in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

8.	No Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

9.	Tenant has no option or right to purchase all or any part of the Property.

10.	Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Property, or any part thereof.

11.	No hazardous substances are being generated, used, handled, stored or disposed of by Tenant on the Property in violation of any applicable laws, rules or regulations or the terms of the Lease.

12.	No rentals are accrued and unpaid under the Lease which are not yet due and payable.

13.	No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease [except ].

14.	As of the date hereof, to Tenant’s knowledge, Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

15.	Except in connection with any loan received by Landlord from Lender, Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.

16.	The undersigned are authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

17.	This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.

Very truly yours,
TENANT:
,
a
By:
Name:
Its:
Dated:

[INSERT APPROPRIATE NOTARY / ACKNOWLEDGMENT}

EXHIBIT F

TENANT NOTIFICATION LETTER

                             , 20

[Name and Address of Tenant]

Re:

Dear Tenant:

Please be advised that:

1.                                 (“Purchaser”) has purchased the captioned property (the “Property”) from                         (“Seller”).

2. In connection with such purchase, Seller has transferred your security deposit in the amount of $                        (the “Security Deposit”) to Purchaser. Purchaser specifically acknowledges the receipt of and sole responsibility for the return of the Security Deposit.

3. All rental and other payments that become due subsequent to the date hereof should be payable to Purchaser and should be delivered to the following address:

c/o

Attention:

4. Copies of any notices to landlord under your lease should be delivered to the following address:

Attention:

[Signature page follows.]

F - 1

WITNESSES:	PURCHASER: , a

By:
Print Name:
Print Name:	Title:

Print Name:

SELLER: , a

By:
Print Name:	Print Name:
Title:

Print Name:

F - 2

EXHIBIT G

DECLARATION ESTOPPEL CERTIFICATE

THE STATE OF	§
§ KNOW ALL MEN BY THESE
PRESENTS:
COUNTY OF	§

THIS DECLARATION ESTOPPEL CERTIFICATE (this “Certificate”) has been executed this              day of                                 , 20        , by                         (“Owner”) and                                 ARCHITECTURAL CONTROL COMMITTEE (the “Committee”) to and for the benefit of                         (“Carter”). Owner and Committee are collectively referred to as “Declarant” and Carter and its successors and assigns are collectively referred to as “Beneficiary”.

R E C I T A L S:

A. Beneficiary has now or will soon hereafter acquire fee title to that certain project located at                     (the “Property”). The current Owner of the Property is                     (“Seller”).

B. Reference is made to that certain [Declaration of Covenants and Restrictions] dated             ,             , recorded under File No.             ,             County,             , as amended by instruments dated             ,             , recorded under                         ,                         ,                         , recorded under             and             and             ,             under             (such instrument, as so amended and assigned, is hereinafter referred to as the “Declaration”). Unless otherwise defined herein, all initially capitalized terms have the respective meanings assigned to such terms in the Declaration.

C. As a condition to Beneficiary’s acquisition of the Property, Beneficiary has requested and Declarant has agreed to deliver this Certificate with respect to certain matters covered under the Declaration. Beneficiary would not have agreed to acquire the Property in the absence of this Certificate.

In consideration of the recitals set forth above, Declarant hereby certifies to Beneficiary, and otherwise consents and approves, the following:

ARTICLE I

DECLARATION MATTERS

Section 1.01 Declaration. The Declaration is currently in full force and effect and has not, except as noted above, been modified or otherwise amended. The

Declaration does not contain any reacquisition or similar options. Seller has not defaulted under, nor otherwise violated the terms set forth in, the Declaration. The current members of the Committee are:

.

Section 1.02 Assessments. All general and special assessments or other payments due with respect to the Property have been paid in full and no amounts are currently due and owing. No default assessments have been levied against the Property nor have any assessment or similar liens been filed against the Property. The general assessments and the special assessments levied and expected to be levied under the Declaration for the             and             calendar years in the aggregate and the portion thereof allocable to the Property are as follows:

	Aggregate		Property Share
General	$	- 20	$	- 20
Special	$	- 20	$	- 20

Section 1.03 Improvements. Declarant has reviewed and approved all information, if any, concerning the improvements located upon the Property (collectively, the Improvements”) which is required to be submitted to Declarant for approval under the Declaration. All Improvements have been constructed and are otherwise in full compliance with the Declaration. The current use and operation of the Property does not violate the Declaration and the Property satisfies (or has been granted a permitted variance from) all setback, parking, outside storage, landscaping, signage, screening and other construction requirements set forth in the Declaration.

Section 1.04 Notice. Effective upon Declarant’s receipt of written notice of Beneficiary’s acquisition of the Property, (a) Beneficiary will be entitled to all voting and other benefits under the Declaration with respect to the Property; and (b) all notices, demands or other written communication delivered by Declarant under the Declaration or any other instrument applicable thereto, must be delivered to Beneficiary in the manner set forth therein to the following address (or such other or further addresses as Beneficiary may hereafter designate):

Attention:

ARTICLE II

MISCELLANEOUS

Section 2.01 Authority. All approvals and other actions required to authorize Declarant’s execution of this Certificate have been received or otherwise taken.

Section 2.02 Reliance. Declarant acknowledges that Beneficiary has the right to rely and will rely upon this Certificate in connection with Beneficiary’s acquisition of the Property.

IN WITNESS WHEREOF, this Certificate has been executed as of (but not necessarily on) the date and year first above written.

OWNER:

By:
Print Name:
Title:

COMMITTEE:

ARCHITECTURAL CONTROL COMMITTEE

By:
Print Name:
Title:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this             day of             , 20            , by                             , a             of             , as managing partner of             , a             , on behalf of such entity.

[Notarial Seal]	Notary Public, State of Print Name: My Commission Expires:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this             day of             , 20            , by                                 , a member of the             Architectural Control Committee, on behalf of such entity.

[Notarial Seal]	Notary Public, State of Print Name: My Commission Expires:

EXHIBIT H

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Contract.

[TO BE COMPLETED BY SELLER, AS APPROPRIATE]

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS CONTRACT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS CONTRACT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS CONTRACT DURING THE REVIEW PERIOD.

H - 1

EXHIBIT I

FORM OF SEC S-X 3-14 LETTER

We are providing this letter in connection with your audit of the historical statement of certain revenues and certain expenses of [            ], located at [            ] (the “Property”) for the purpose of expressing an opinion as to whether the historical statement presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, 20[             ] of the Property on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. We confirm that we are responsible for the following:

a. The fair presentation in the historical statement of certain revenues and certain expenses on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

b. The design and implementation of programs and controls to prevent and detect fraud.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

i. The financial statements referred to above are fairly presented on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

ii. We have made available to you all financial records and related data.

iii. We have no knowledge of any fraud or suspected fraud affecting the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.

iv. We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

v. There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

vi. Related-party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

vii. No events have occurred subsequent to December 31, 20[ ] that require consideration as adjustments to or disclosures in the financial statements.

(CEO Signature and Title)	(CFO Signature and Title)

I-1